HESS CORPORATION

News Release

FOR IMMEDIATE RELEASE

Hess Provides Update on Strategic Plan to Drive
Long Term Growth and Shareholder Value

●	Increases five-year production growth rate forecast to 6-10% compounded annually from 2013 through 2018 between $90 and $100 Brent
●	Increases Bakken peak production guidance by 17% to ~175 MBOED by 2020; confirms successful results from downspacing pilots
●	Provides first time Utica net peak production guidance of ~40 MBOED by 2020
●	Forecasts significant production growth and free cash flow generation from offshore assets including Tubular Bells and Stampede

HOUSTON, Nov. 10, 2014 -- Hess Corporation (NYSE: HES) will review its growth strategy and provide a detailed update on its portfolio at an Investor Day in Houston. Chief Executive Officer John Hess, Chief Operating Officer Greg Hill and other members of the leadership team will outline plans and targets that underpin the company’s strategy and commitment to deliver value to shareholders.

“Our company is uniquely positioned with our resilient portfolio of high quality assets and strong balance sheet to provide low risk production growth and generate free cash flow under various price scenarios,” CEO John Hess said. “We are committed to capital discipline -- investing in projects with the highest risk adjusted returns as well as moderating our capital and exploratory expenditures to be cash generative through 2018. Our cash generative growth provides the opportunity to improve shareholder returns.”

Highlights of today’s meeting will include the following:
•	The company is increasing its five-year production growth rate forecast to 6-10 percent compounded annually from 2013 through 2018 between $90 and $100 Brent.
•
With the success of its 2014 downspacing pilots confirmed, the company is increasing its Bakken net peak production guidance to approximately 175,000 barrels of oil equivalent per day (BOEPD) by 2020; adding an additional 1,000 well locations to a total of more than 4,000; and increasing its net estimated ultimate recovery (EUR) to more than 1.4 BBOE.

•
Utica’s net peak production is forecast to reach approximately 40,000 BOEPD by 2020, with approximately 500 well locations and a net EUR of more than 300 MMBOE. This is the first time the company is providing guidance for this asset.

•
Significant production growth and free cash generation are forecast from Hess’ offshore assets, particularly in the deepwater Gulf of Mexico with the Stampede field sanctioned in October for first oil in 2018 and production startup underway at Tubular Bells.

Webcast and Presentation Materials

A live webcast of the meeting will be available on the Hess website from 1:00 p.m. to 5 p.m. Central time today. The presentation and webcast also will be available for replay on the Hess website.

Hess Corporation is a leading global independent energy company engaged in the exploration and production of crude oil and natural gas. More information on Hess Corporation is available at http://www.hess.com.

Source: Hess Corporation

Cautionary Statements
This news release contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These projections and statements reflect the company’s current views with respect to future events and financial performance.  No assurances can be given, however, that these events will occur or that these projections will be achieved, and actual results could differ materially from those projected as a result of certain risk factors.  A discussion of these risk factors is included in the company’s periodic reports filed with the Securities and Exchange Commission.

The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions.  We use certain terms in this news release relating to reserves other than proved, such as unproved resources, that the SEC’s guidelines prohibit registrants from including in filings with the SEC.  Investors are urged to consider closely the disclosure in Hess’ Form 10-K, File No. 1-1204, available from Hess Corporation, 1185 Avenue of the Americas, New York, New York 10036 c/o Corporate Secretary and on our website at www.hess.com.  You can also obtain this form from the SEC on the EDGAR system.

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For Hess Corporation

Investor Contact:
Jay Wilson
(212) 536-8940

Media Contact:
Michael Henson/Patrick Scanlan
Sard Verbinnen & Co
(212) 687-8080